As filed with the Securities and Exchange Commission on September 11, 2018

Registration Nos. 333-197580

333-191419

333-167058

333-143605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197580

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191419

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167058

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143605

UNDER

THE SECURITIES ACT OF 1933

RELX PLC	RELX N.V. (RELX PLC, as successor by merger to RELX N.V.)
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

England (Jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

1-3 Strand London WC2N 5JR England United Kingdom (Address of Principal Executive Offices)	Not applicable (Zip Code)

RELX Group plc Restricted Share Plan 2014

(formerly known as Reed Elsevier Group plc Restricted Share Plan 2014)

RELX Group plc Executive Share Option Scheme 2013

(formerly known as Reed Elsevier Group plc Executive Share Option Scheme 2013)

RELX Group plc Long-Term Incentive Plan 2013

(formerly known as Reed Elsevier Group plc Long-Term Incentive Plan 2013)

Reed Elsevier Group plc Lexis-Nexis Risk & Information Analytics Group Long Term Incentive Plan

RELX Group plc Bonus Investment Plan 2010

(formerly known as Reed Elsevier Group plc Bonus Investment Plan 2010)

Reed Elsevier Group plc Growth Plan

Reed Elsevier Group plc Long-Term Incentive Plan 2010

RELX Group plc Share Option Scheme

(formerly known as Reed Elsevier Group plc Share Option Scheme)

RELX Group plc Retention Share Plan

(formerly known as Reed Elsevier Group plc Retention Share Plan)

Reed Elsevier Group plc Bonus Investment Plan

Reed Elsevier Group plc Long Term Incentive Share Option Scheme

(Full title of the plans)

Henry Udow, Esq. Company Secretary 1-3 Strand, London WC2N 5JR, England United Kingdom Tel: 011 44 20 7166 5500	Kenneth Thompson II, Esq. RELX Inc. 9443 Springboro Pike, B4F5S14 Miamisburg, OH 45342 Tel: (937) 865-7606

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

Mark Brod, Esq.

Carol Daniel, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of RELX PLC (formerly known as Reed Elsevier PLC) and RELX N.V. (formerly known as Reed Elsevier N.V.) and are being filed to deregister all securities of RELX N.V. that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-143605 as filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2007, pertaining to the registration of 44,000,000 ordinary shares of RELX PLC (“PLC Ordinary Shares”), which shall remain registered, and 29,000,000 shares of RELX N.V. (“NV Ordinary Shares”) issuable under the RELX Group plc Share Option Scheme, the RELX Group plc Retention Share Plan, the Reed Elsevier Group plc Bonus Investment Plan and the Reed Elsevier Group plc Long Term Incentive Share Option Scheme.

File No. 333-167058 as filed with the Commission on May 25, 2010, pertaining to the registration of 18,000,000 PLC Ordinary Shares, which shall remain registered, and 12,000,000 NV Ordinary Shares, issuable under the Reed Elsevier Group plc Lexis-Nexis Risk & Information Analytics Group Long Term Incentive Plan, the RELX Group plc Bonus Investment Plan 2010, the Reed Elsevier Group plc Growth Plan and the Reed Elsevier Group plc Long-Term Incentive Plan 2010.

File No. 333-191419 as filed with the Commission on September 27, 2013, pertaining to the registration of (a) 5,500,000 PLC Ordinary Shares, which shall remain registered, issuable under the RELX Group plc Executive Share Option Scheme 2013 (the “2013 Option Scheme”), (b) 4,000,000 PLC Ordinary Shares, which shall remain registered, issuable under the RELX Group plc Long-Term Incentive Plan 2013 (the “2013 LTIP”), (c) 4,000,000 NV Ordinary Shares issuable under the 2013 Option Scheme and (d) 2,500,000 NV Ordinary Shares issuable under the 2013 LTIP.

File No. 333-197580 as filed with the Commission on July 23, 2014, pertaining to the registration of 500,000 PLC Ordinary Shares, which shall remain registered, and 350,000 NV Ordinary Shares issuable under the RELX Group plc Restricted Share Plan 2014.

On September 8, 2018, pursuant to the common draft terms of merger between RELX PLC and RELX N.V., dated May 4, 2018, RELX N.V. merged with and into RELX PLC, with RELX PLC continuing as the surviving entity (the “Merger”). In connection with the Merger, the offerings by RELX N.V. pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, RELX PLC, as successor by merger, hereby removes from registration all securities of RELX N.V. registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, on behalf of itself and as successor by merger to RELX N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on September 11, 2018.

RELX PLC Registrant

By:	/s/ Nick Luff
Name: Nick Luff
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.